Exhibit 99.2

13-Sep-2021

MaxCyte, Inc. (MXCT.GB)

Q2 2021 Earnings Call

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

CORPORATE PARTICIPANTS

Douglas A. Doerfler

Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.

Amanda L. Murphy

Chief Financial Officer, MaxCyte, Inc.

OTHER PARTICIPANTS

Sean Menarguez	Matt Larew
Analyst-Business Intelligence, Strategy & Investor Relations, MaxCyte, Inc.	Analyst, William Blair & Co. LLC

Julie Simmonds	Mark Anthony Massaro
Analyst, Panmure Gordon (UK) Ltd.	Analyst, BTIG LLC

Max Masucci	Jacob Johnson
Analyst, Cowen & Co. LLC	Analyst, Stephens, Inc.

Dan Arias
Analyst, Stifel, Nicolaus & Co., Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Hello. Thank you for standing by, and welcome to the MaxCyte Second Quarter Earnings Conference Call. [Operator Instructions] Please be advised that today's conference may be recorded. [Operator Instructions]

I would now like to hand the conference over to your speaker today, Sean Menarguez, Investor Relations. Please go ahead.

 Sean Menarguez

Analyst-Business Intelligence, Strategy & Investor Relations, MaxCyte, Inc.

Good afternoon, everyone. Thank you, all, for participating in today's conference call. On the call from MaxCyte, we have Doug Doerfler, Chief Executive Officer; and Amanda Murphy, Chief Financial Officer.

Earlier today, MaxCyte released financial results for the second quarter ended June 30, 2021. A copy of the press release is available on the company's website.

Before we begin, I need to read the following statement. Statements or comments made during this call may be forward-looking statements within the meaning of federal securities laws. Any statements contained in this call that relate to expectations or predictions of future events, results or performance are forward-looking statements. Actual results may differ materially from these expressed or implied in the forward-looking statements due to a variety of factors, which are discussed in detail in our SEC filings. The company undertakes no obligation to publicly update any forward-looking statements, whether because of new information, future events or otherwise. And with that, I will turn the call over to Doug.

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

Douglas A. Doerfler

Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.

Well, thank you, Sean, and good afternoon, everyone, and thanks for joining MaxCyte's second quarter earnings call. I'll begin the call with a discussion of our business and operational highlights during the quarter. Following that, Amanda will give a detailed financial review. And then, we'll open up the call for questions.

I'd like to start off by saying that we're very excited to be speaking with you for the first time, following our IPO on that back on July 30 after trading five years on the AIM London Stock Exchange, which we look forward to continuing. Through the US offering, we raised approximately $200 million in gross proceeds, which followed a $55 million pipe earlier in 2021.

And on behalf of the MaxCyte team, I would like to thank everyone who was involved with and supported us during the IPO process. We are thankful for the hard work of our MaxCyte dedicated team, our board of directors, our advisors and for the support of our customers, partners, their patients, new stockholders, new shareholders and the ongoing support of long-term shareholders both in the UK and the US.

With the Nasdaq IPO now complete with raising over $200 million and $73 million in cash and short-term investments on the balance sheet as of June 30, 2021, we are better positioned than ever to become the premiere cell engineering platform technology to support the development of advanced therapeutics.

Now, Amanda will provide more details later in the call. But we realized very strong second quarter results as outlined in the press release published just a few minutes ago. This was driven by robust performance in our core enabling cell therapy and generic business in both cell therapy and drug discovery end markets. Total revenue was just over $7 million, representing growth close to 40% compared to the same period in 2020. Cell therapy and drug discovery revenues including both instruments and disposables each grew approximately 50% versus the second quarter of 2020. We also recognized $0.5 million in pre-commercial milestone revenues from our SPL, strategic partnership license commercial partners.

As many of you know, investment into and innovation in the next-generation cell therapy has been explosive. The next-generation cell therapy market has become quite an exciting opportunity from that site as it has become one of the fastest growing and most promising treatment modality to address a host of human diseases with high unmet medical need. We're seeing incredible and ongoing success from our partners in their efforts to progress next-generation cell therapies into and through the clinic. And this has translated into positive revenue momentum in our enabling cell engineering business and virtually strategic partnership pipeline.

MaxCyte proprietary Flow Electroporation platform provides both the scale-up and high performance needed to support the development and manufacturing of complex next-generation engineered cell therapies in a cGMP- compliant matter. We believe MaxCyte's value has been validated by the ongoing success we have had in signing usually beneficial long-term collaborative arrangements with growing number of leading cell therapy developers across a broad range of applications.

With the addition of Myeloid Therapeutics in the first quarter, Celularity in the second quarter and Sana Biotechnology in the third quarter, we now have 14 of those agreements what we refer to as strategic platform [indiscernible] (00:05:04) or SPLs. In addition, our Electroporation system has been used to manufacture drug products now for over 35 clinical trials. As of January 20, 2021, we indicated that our SPLs had the potential to generate close to $1 billion in pre-commercial milestone revenues if all of our licensed programs will achieve regulatory approvals.

MaxCyte, Inc. (MXCT.GB)

Q2 2021 Earnings Call

Given our commitment to providing confidentiality to our partners, we expect to update key metrics around the SPL agreements more formally at the end of the fiscal year, including the potential pre-commercial milestone revenue, number of programs covered on the SPLs and progression of those programs into the clinic. But with the three additional partners, year-to-date, MaxCyte has the potential to realize [ph] potential (00:05:50) future downstream economics continuing to grow. As we have indicated, as these partners move closer to commercialization, one of our major initiatives is to position ourselves to support our customers through the regulatory process and into approval, which includes investing in our own manufacturing capability and automation.

Following our Nasdaq IPO, we are committed to investing in the business to accelerate growth. We are expanding our commercial efforts and investing in research and development. More specifically, we're investing in research and development initiatives for the export portfolio as well as developing new applications for our systems, including the commercialization of our larger scale VLX platform under the ExPERT umbrella. We're on track to release the approved VLX large-scale system by the end of 2021.

And as a reminder, the VLX could process 10 times the capacity of the number of cells as our cGMP-compliant system with the GTx used by cell therapy developers. And while are long-term initiatives, we're excited about the opportunities for the VLX to enable the company to expand into larger scale bio processing applications over time. We're also investing meaningfully in the people. This year, we have made new hires and announced important internal promotions, including the promotion of Dr. Sarah Meeks to Senior Vice President of Business Development; Dr. Jim Brady to Senior Vice President of Technical Applications; and Steve Nardi, who joined us recently from Haemonetics as Senior Vice President of Manufacturing and Engineering Operations.

We are also adding resources to our Alliance management team as a reflection of our increased interest on the part of commercial cell therapy developers to work with us on a more strategic basis. And we're expanding our corporate development team including the addition of Kevin Gutshall, Vice President of Strategy and Corporate Development, who recently joined us from MilliporeSigma. Finally, we continue to add to our sales, marketing and field application team with opportunities we see to move into new applications and new geographies.

Finally, we expanded our board of directors with the addition of Mrs. Rekha Hemrajani, current Chief Executive Officer and Director of Jiya Acquisition Corp; and Dr. Yasir Al-Wakeel, current Financial Officer – Chief Financial Officer and Head of Corporate Development for Kronos Bio. Mrs. Hemrajani and Dr. Al-Wakeel bring valuable insights and perspective to our board. And we look forward to their contributions in the future.

So, in closing, we have had a very strong first half of the year, highlighted by our IPO in Nasdaq, the announcement of three SPLs and an important additions to our team and our board. We're very excited about our [ph] opportunities (00:08:35) going forward particularly in the cell therapy market and believe we are making the right investments and executing on our plan to drive growth across all of our business.

I will now turn the call over to Amanda to discuss our financial results. Amanda?

Amanda L. Murphy

Chief Financial Officer, MaxCyte, Inc.

Thanks, Doug, and good afternoon, everyone. I think you should all have the press release at this point. But I'll just run through some high-level financials before we take Q&A.

MaxCyte, Inc. (MXCT.GB)

Q2 2021 Earnings Call

So, as Doug mentioned, we had a strong second quarter, really driven by strength in our core business. We've put up total revenue of $7.1 million, which was up close to 30% – sorry, close to 48% this quarter. Again, strength was really driven by our underlying cell therapy business and a resurgence of growth in drug discovery. So, this is our business excluding milestone payments associated with our partnerships.

Cell therapy revenue was $4.8 million. That was up 59% and over the second quarter of 2020. Drug discovery revenue of $1.8 million was up also 60% over Q2, so again a pretty strong quarter for the underlying business. Just as a quick background, I don't want to go into too much detail. But in case people are new to the story on the call, so [ph] we define the (00:10:00) end market so to speak and cell therapy is where our instruments are used to actually make the drug. And in that case, we either sell the instrument or in some cases license the instrument. And then, of course, we have our proprietary disposables that we sell as well. And those are used predominantly to make [indiscernible] (00:10:21) cell-based therapies, preclinical work and in the clinic. And we're seeing an expansion of use, as I'll talk about in a second, across many indications.

Drug discovery on the other hand is where mostly large pharma uses our platform to make proteins [ph] more for bio manufacturing (00:10:41) applications, so using cells as factories so to speak to make transient proteins as I mentioned or other proteins like monoclonal antibodies. And in that market, we sell the drug – sorry, we sell the instruments and then also recognize revenue from the proprietary disposables as well. So, I guess, net-net, the strength from this quarter really came from that core underlying business. We did get $0.5 million of milestones associated with our strategic partnerships, as Doug mentioned. And I'll talk about that in a second as it relates to guidance for the year.

In terms of the gross margin, we were at 89% this quarter versus 91% the quarter prior. We did receive a little more of milestone revenues last year vis-à-vis this quarter. So, the difference really was driven by the difference in milestones. And so, underlying the gross margin was pretty flat quarter-over-quarter.

In terms of operating expenses, we reported total operating expenses of $10.7 million, which was up from $7.5 million. Most of that increase was really driven by head count increases. As Doug mentioned, we are hiring quite a few people, increase in stock-based comp with the stock price increase that we've seen over the past year or so. And we did have some – and we are going to have some increased public company expenses, as you can imagine, with the Nasdaq listing particularly in the back half of this year, most of which will be recurring. We are planning to make investments in op expense. So, including R&D, that was up quite a bit over last year of 60%. That's excluding CARMA. Again, we're adding quite a bit of head count there as you can imagine with working on the VLX and some new products.

Also, our sales and marketing expense was up about 60%. Again, this is really driven by our views that we see opportunities to accelerate organic growth. In part, some of that was also driven by stock-based comp increases. I also wanted to just give you a sense. I know we've talked about in the past adjusted EBITDA excluding CARMA. So, just to give you an idea, our CARMA spend was pretty minimal this quarter, about [ph] $426,000 (00:13:15) with minimal stock option expense so just so that you can, from a modeling perspective, compare apples-to- apples. And we expect the CARMA-related spend from a clinical perspective to be pretty immaterial going forward, the wind-down of the CARMA clinical expenses have been pretty – has tracked along with our expectations and coming to a close at the first half – in the first half of 2021.

So, just as Doug mentioned, we're coming into the end of 2021 and into 2022 with a very healthy balance sheet. We've got total cash of just shy of $75 million cash and cash equivalents. And that does not include the just over $200 million that we raised as part of our recent Nasdaq offering.

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

We wanted to give some guidance for 2021. Historically, we've talked about total revenue growth. We have tried to give the market a sense of our core business and how that's trending both in cell therapy and drug discovery, as well as the milestones. We are seeing quite a bit of strength in the core business, as I mentioned, in the first half. And that's continuing into the third quarter, of course, with the caveat that COVID – and I'm sure many companies are making this caveat that you never know how that's going to go. So, this is a guidance sort of assuming standard state of affairs as it relates to COVID.

But essentially, if you look at the growth we saw in the core business, year-to-date, it would imply a sort of consensus remains the same for the back half, growth of just shy of our historical 25% five-year CAGR. Based on the trajectory we're seeing, we think that that, ultimately, we could see growth a touch higher than that. And again, we mentioned we had $0.5 million of program-related revenue or milestone revenue in this quarter. We're pretty confident we could see another $0.5 million in the second half.

So, if you kind of aggregate all that up, that would imply about $30 million approximately of total revenue for the year. And again, that would be kind of just ahead of our historical 25% CAGR run rate that we've been seeing in the past.

In terms of the SPLs and the milestones I know that a lot of folks have questions around that. It's very hard to pinpoint the timing as you can imagine given a lot of this is out of our control. We have a very strong SPL pipeline [indiscernible] (00:16:00) despite the fact that we have won three additional SPL agreements including most recently Sana in the third quarter. Very strong pipeline, very – we're seeing a lot of depth in terms of applications

– new applications. So, we're confident that, in the next 12 to 18 months, we could see meaningful revenue contribution from our partners in terms of program economics.

As we said before, this year is fairly back-end loaded. We have two customers that are moving into pivotal trials. Potentially really hard to determine exactly when those might fall, whether it'd be this year or that year – next year. So, we are more confident that 2022 looks like it's shaping up to be one of the better years in terms of program economics, particularly with the pivotal trials.

I think that's pretty much it from a guidance perspective [indiscernible] (00:17:04) later. But in the meantime, I'll turn it over to Doug just to wrap up before we move into Q&A.

Douglas A. Doerfler

Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.

Well, thanks, Amanda. And obviously, we remain very excited about the place in the industry with our technology and supporting the development of these really novel and exciting advanced cell-based therapeutics. We successfully completed our NASDAQ IPO. We're really pleased to announce the second quarter results and provide these preliminary full year guidance projections. And we believe we remain very well positioned. And we're excited about the opportunities ahead.

So, we'll stop here and turn it over to the moderator for any questions that you may have with [indiscernible] (00:17:48).

MaxCyte, Inc. (MXCT.GB)

Q2 2021 Earnings Call

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question comes from Julie Simmonds with Panmure Gordon. You may proceed with your question.

Julie Simmonds Analyst, Panmure Gordon (UK) Ltd.	Q

Hi. Congratulations on an excellent quarter. I was just wondering. As far as historically, you've talked about the number of programs you've got ongoing and the number of clinical programs you've got ongoing. I was wondering if you could give us some idea about how those numbers are progressing.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

So, Julie, I mentioned in my part that we're going to be reporting against the SPLs in terms of the pre-promotion milestones, the numbers of programs and we'll do that at the end of the fiscal year. That's when we'll update those. We have to be careful about confidentiality in each of the deals that we do as you can well imagine.

Julie Simmonds Analyst, Panmure Gordon (UK) Ltd.	Q

Could you give us an idea of sort of the proportion that are in the clinic then? Just sort of getting a feel for where that – or the proportion you have clinical relationships with just because that helps in terms of the modeling going forward.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

We announced within the S-1 that we had 15%. This was – at the S-1, 15% of 75 programs were currently in the clinic. That was...

Julie Simmonds Analyst, Panmure Gordon (UK) Ltd.	Q

Okay.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Yeah – but hopefully, that will help.

Amanda L. Murphy Chief Financial Officer, MaxCyte, Inc.	A

So, I think one of the things that I'd like to add. We're obviously having – we're obviously cognizant of confidentiality as it relates to reporting. But we did also talk about the LOAs. I think, at the S-1, we said that we had 30 trials that had referenced our LOA. That's actually increased to 35. We are seeing progression and obviously adding to – I think the last time we updated numbers, we've added two SPLs since then. So, all of those numbers are likely to be higher. But just out of respect for our customers, we're going to keep formally updating these numbers on an annual basis.

MaxCyte, Inc. (MXCT.GB)

Q2 2021 Earnings Call

Julie Simmonds Analyst, Panmure Gordon (UK) Ltd.	Q

Lovely. Thank you.

Operator: Thank you. Our next question comes from Max Masucci with Cowen. You may proceed with your question.

Max Masucci Analyst, Cowen & Co. LLC	Q

Hi. Congrats on a strong first print as a Nasdaq-listed company. To start, could we just walk through some of the assumptions in the $30-million-plus revenue guide? Any swing factors on both the core razor-razor blade business, whether it's the manufacturing shortages we've seen for certain bioprocessing applications, just in terms of your visibility into the timing of some milestone-triggering events?

Amanda L. Murphy Chief Financial Officer, MaxCyte, Inc.	A

Yeah. So, I'll take that and maybe Doug wants to add. And so, I think if you look at the consensus numbers for the core business for 2021, folks were assuming around 20% growth. If you were to just plug in the actuals that we reported this quarter, it'll get you closer to 25% – just shy of 25%. I think what we're seeing just with the trajectory so far is we expect to be a bit above that. So, again, our five-year CAGR revenue rate, which doesn't really include milestones, has been around 25%. So, I'd say we're a little bit ahead of that, which is great. And I think part of that is we have, I guess, a couple of partners that are coming into pivotal trials. And so, we're seeing some obviously less seasonality there in terms of preparing for the trials. I mean, I might normally see and some recovery or resurgence of growth at its peak in drug discovery. We've launched a couple of new [ph] PAs (00:22:05) and we actually just launched another one recently that allow multiple experiments at the same time that's sort of lowering the transaction costs. And so, I think that's an – again, a driver of the resurgence in growth.

So, we have pretty good visibility for the remainder of the year in some respects because we do have a number of platforms, as you know, that are leased. And so, that revenue is – we have pretty good visibility there into the licensed or leased piece of the instrumentation. Disposables, we have pretty good visibility there. The pull-through rates are pretty consistent in terms of what we have given recently as well. And so, really, it comes down to COVID being something that could affect the business like every other business. The team has done a great job of switching to virtual demos. But the reality is conferences are important in terms of lead generation. We're seeing some conferences switch to more in-person. So, that's encouraging. But we're being fairly cautious, I would say, in terms of the guidance based on what we're seeing and the strength in the business. But that's one variable that is hard to pin down.

And then, on the milestones, that's really out of our control. We obviously have some visibility near term that may be proprietary based on our customers and some of it really depends on public commentary [indiscernible] (00:23:50). But it's really hard to – when you're depending on a partner and then the FDA to exactly pin down when those things might fall. So, as I was saying, we think 2022 looks pretty strong. It's not quite as back-end loaded as this year was. We do have the pivotal trials that that are again hard to know if it's 2021 or 2022. But those would be net-net higher dollar in theory. So, I don't know if that's helpful in terms of [ph] bringing out (00:24:24) potential areas of upside.

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

Max Masucci Analyst, Cowen & Co. LLC	Q

That's great. One more just sticking on Pas. Nice to see that the RUO multi-well processing assembly. I guess, more broadly, can you just give us a sense for how the several recent consumables evolves PA launches have played into any competitive dynamics that you face from other electroporation-based instruments in drug discovery?

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Yeah. So, the purpose of those multi-well plates – multi-well [indiscernible] (00:24:58) are to put more transfections into a single disposable so we – so, the result of that is the customer can do more at a lower per transfection cost. And we don't have to cannibalize kind of our pricing in order to do that. Just put extra wells into the disposable. And that's allowed us to go down into the lower cost for transfecting. But again, without kind of playing in the more commodity market of those cell therapy and drug discovery. And this was – it's an ongoing process of – I think we're quite good at [indiscernible] (00:25:39) customer really understanding what the uses are. And if we can come in with a very, very high performance product provided at a cost that is reasonable, we're seeing quite a bit of adoption in the platform now and across drug discovery and earlier cell therapy research.

Max Masucci Analyst, Cowen & Co. LLC	Q

Great. Thanks for taking the questions.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Of course.

Operator: Thank you. Our next question comes from Dan Arias with Stifel. You may proceed with your question.

Dan Arias Analyst, Stifel, Nicolaus & Co., Inc.	Q

Good afternoon, guys. Thanks. Doug, why don't we just start with sort of a topical industry question? The FDA panel that was held to discuss toxicity concerns related to viral delivery, is that figuring into conversations at all that you're having with customers? If it's too early to say, is it − do you expect it too? I guess I'm just trying to understand whether safety is sort of something that's positioning your approach more favorably or whether that's just more industry debate that really isn't going to translate into a commercial impact.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Dan, I don't know the answer to your question, frankly. I mean, I think we don't lead with that. We don't go in trying to compete against for all vectors. I mean, I think that we've been talking about why companies or why developers are migrating more toward non-viral. Safety is one issue, but it's also complexity and speed and cost. So, we're still seeing combinations with non-viral and viral approach as well. So, I think that there continue to be applications that make sense for all vectors. But I also think we're seeing rather large shift toward using non-viral methods like CRISPR and other gene editing tools which allow people to gain a benefit with a non-viral system but at the same time perhaps be able to move into more complex applications where safety is a bigger concern. Hopefully, that answered your question.

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

Dan Arias Analyst, Stifel, Nicolaus & Co., Inc.	Q

Yeah, it does. It is early there, too, so I guess we'll just have to see. And then, Amanda, on the VLX system, you mentioned wrapping up by the end of this year. What should we expect when it comes to contributions from a commercialized product there? Is that something that could be material this year – sorry, in 2022? Or is the rollout going to be phased in a way where we should really start dropping revenues into 2023?

Amanda L. Murphy Chief Financial Officer, MaxCyte, Inc.	A

Yeah. So, I'll start with my CFO answer to that. And then I'll let Doug weigh in on more of the application potential that we see there. So, essentially, what – the VLX is available now. Commercially, what we're doing is pulling it into the ExPERT umbrella, which we expect to have done by the end of the year and that's really improving the industrial design, the user interface, that type of thing. Then, we'll work on GMP compliance and building out what we think are interesting large-scale bioprocessing applications.

And we have interest from customers now to do that and we have. I would say it's early days there in terms of contribution to revenue. These are newer markets. Some of the customers used our lower-scale platforms for similar applications. But this is large-scale segments and 10 times the volume. So, this is really building out a whole new market, working with partners, upstream and downstream. So, I would really think about this as a two- to three-year revenue contribution opportunity, but also expanding – or enabling us to expand beyond the cell therapy market so to speak in terms of at least making a therapeutic. So, definitely looking forward to it and excited about it and investing in it. But definitely, a two- to three-year time horizon.

Doug, did you – do you have anything to add there in terms of market opportunity?

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Yeah. I think we – as Amanda said, we've been receiving orders for it over the last several years. We don't actively market it. I don't think [indiscernible] (00:30:01) our website for quite some time. But some customers knew we had it and one of the [indiscernible] (00:30:06) specific application. Frankly, Dan, we didn't feel comfortable marketing it in the way that we market our other products with the full applications, development and support and we [indiscernible] (00:30:17) all down. We wanted to make sure that the system was cloud capable and had all the right software and [indiscernible] (00:30:23) user interface before we really push it out as – begin to market it as an expert product. And so, now that we've got that – and we have a number of customers who are currently using it with some pretty interesting applications. But it's going to take some time. Hopefully, it won't take as long as [indiscernible] (00:30:41) pretty hard. But I get the point we have to be thoughtful about this. And I think we see MaxCyte as being relatively conservative and kind of a plodding company when it comes to product introductions. And we're doing the same with the VLX. But it will be released at the end of the year. And we've got a handful of customers who are really looking forward to get their hands on it.

Dan Arias Analyst, Stifel, Nicolaus & Co., Inc.	Q

Yeah. I got you. Okay. Thanks very much.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Yeah. Thank you.

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

Operator: Thank you. Our next question comes from Matt Larew with William Blair. You may proceed with your question.

Matt Larew Analyst, William Blair & Co. LLC	Q

Hi. Good afternoon. Just thinking about some of the investment coming from the recent raise, you talked about I think using some of that cash to expand sales and marketing [indiscernible] (00:31:29) development. You [ph] talked about some (00:31:32) higher level leadership team you've added. But can you just maybe give us a sense for – you're planning to direct that investment whether it's the number of sales force adds, field application scientists and then where that's going to be targeted in terms of product development? And I think, Amanda, you or Doug alluded to some interesting maybe product development going on as well. Just curious what we're – sort of where you're targeting the proceeds.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Yeah. So, we really as a company don't believe that we put up 50 salespeople that's going to result in a major increase in revenue. We just don't see that in this marketplace. I mean, we're – I think we're highly attuned to what's going on in the marketplace for identifying new applications and KOLs, new geographies that open up. We have excellent salespeople. They stick with us because we treat them right. And we want to make sure that we're building out a sales team in the right way, same with our FAS. They work hand in glove with our sales team. So, there is a structured way we think about this and we add in people. We added marketing people.

And so, I think you're going to see that team grow a step or two ahead of the revenue. But I think it's going to be a good way to really build out a sustainable business on the sales and marketing side. There are some very interesting applications on the R&D side that we're working in. I mean, once you have the platform established and you invested and you have a system out there that works as well as ours does, now the next step is, okay, what else can this do? What new applications? And we're finding as you – I'm sure you guys see, pretty much almost like every month there's a new cell type or a new approach or there's a new indication that's being developed and we're seeing all those.

And that requires us to get out there and solve those problems, so that when those companies are looking to move a product even into the IND phase, we can help them do that. And so, that's another major part of what we're trying to achieve. And obviously, the VLX is going to take some additional investment as will the need to do more in-house manufacturing automation to support the success of our partners. So, it's a pretty broad [indiscernible] (00:33:45) in terms of where we see opportunities. It models what we said in the S-1. I – we have no reason to suggest that that isn't the right direction. It needs to be working on by the team. And we'll be executing against that in the next several years.

Matt Larew Analyst, William Blair & Co. LLC	Q

Okay. That's great. And then, just – I wanted to clarify the $500,000 [indiscernible] (00:34:14) in the back half of the year. And that's not CTX001 milestone. I guess I just wanted to confirm that. And then second part was just you alluded to two pivotal trials upcoming. What other – sort of tracking your progress, what other milestones or items or – should we be looking for on the program side over the next year or plus?

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

Amanda L. Murphy Chief Financial Officer, MaxCyte, Inc.	A

Yes. So, we're not speaking to specific milestones from specific programs. We're just confident that we recorded $0.5 million this quarter. We're confident in the $0.5 million in the back half. We have, as you know, 14 partners now. The last number we've given was more than 75 programs, 15% in the clinic. We're not updating that like we said. But we did add additional partners. So, a lot of the earlier stage partners that we add typically as we talked about come in at close – some are around IND-enabling studies. So, those milestones are potentially ones that may come through in the next year or so. It totally depends. It can be arranged. We do have the – actually, we have a few programs that could move to pivotal in the next 12 to 18 months.

CTX001 is one you called out that – in terms of a program we're supporting. But there's many that we haven't. I would just say that, as we were trying to articulate in the call, we do see a pretty strong year next year as the pivotal milestones are typically larger and we are continuing to find partners. And so, that builds the stack of milestones each period. A little hard to pinpoint exactly which quarter they may or may not fall. And I think next year is looking like it's going to be less back-end loaded as this year was. But again, that can move around.

So, I think from a – at least from a magnitude perspective, we see a fairly strong year this year, perhaps one of the strongest that we've reported. And I think those numbers are available. But it can move around. And so, I hope that helped [indiscernible] (00:36:42) we're just not going to speak to specific programs or partners at this point. We have confidentiality requirements and things like that.

Matt Larew Analyst, William Blair & Co. LLC	Q

Okay. Thanks, Amanda. Congrats on the quarter.

Operator: Thank you. Our next question comes from Mark Massaro with BTIG. You may proceed with your question.

Mark Anthony Massaro Analyst, BTIG LLC	Q

Hey, guys. Congrats on a good quarter and on a successful Nasdaq IPO. My first question is really on drug discovery. So, you essentially beat our estimates on cell therapy, drug discovery and SPLs. But wanted to drill down in drug discovery, the growth rate of 60% sort of surprised to the upside. I would have thought that that business would not be growing as quickly in part because cell therapy dramatically outperformed drug discovery last year. So, can you just talk about that 60% growth rate? To what extent do you see better growth than you expected? As we look into the back half, you're almost done with Q3. Can you just talk about trends that maybe occurred after June and how you think that business can trend later this year?

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Let me take a little – a piece of that first. The second quarter of 2020 was a tough quarter for a lot of companies, right? And the drug discovery business is typically – you're talking about big biotech and big pharma. And many of these companies pretty much reduced their operations rather considerably in the second quarter of 2020. What we're seeing in the field is people who wanted to get back to work and they're coming back to work. And so, I think a lot of that is companies are feeling much more comfortable about who they allow to work in and the facilities are being redesigned so people can work in the lab. So, we're just seeing people coming back into the office and back in the laboratory. And I think that that general dynamic I think has helped us in terms of rebounding from a difficult second quarter 2020. So, I think that, at a high level, that's the headline.

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

Mark Anthony Massaro Analyst, BTIG LLC	Q

Got it, got it. And I also – my second question, we had an opportunity to speak with a number of your users. And what I found which was unique to MaxCyte is just your high transfection efficiency relative to competitors, the gentle nature of your platform and not damaging cells and variety of cell types that your platform works on. I guess, the last differentiator is just your FDA Master File. I guess, when we piece all of these together, can you just maybe give us a sense for competitive dynamics? Because, in many respects, the four items I cited, you guys seemed to have an advantage relative to competition though some of your competitors actually have higher access to capital. So, how should we think about the competitive environment now and how that might change over the next year?

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Yeah. I don't think anything has changed since we last spoke when we did the IPO. I think – we just actually checked. Nothing has changed. If you went through the list, that's the high efficiency, it's the computer control, it's the IP, it's the master file, it's a large scale and we do – we're top of class in all of those. And no one can do any of them as well as we can. So, they're going to have to go through a lot in order to be successful. Yeah. I'm not sure it's purely a capital deployment question. There's a lot of intellectual property. There's a lot of understanding. If you – and you said it when you asked the question, if you look at the number of applications, the nuances between one application using one cast versus another cast using a knock-out versus a knock-in, using a stem cell that's derived from endothelial precursor cell or [indiscernible] (00:41:09) stem cell, all those cells are different and we understand that. And so, when we go into a customer, we can design experiments to get them to where they need to be.

So, I think that the other thing that isn't all that appreciative is focus. And I think that the company is really focused on this one thing which is engineering these cells for therapeutic purposes. And I just don't think that there's anyone in the planet that has that kind of singular focus of understanding that we've been able to gain over the last 20 years. So, yeah, we're looking. We obviously – we keep our ear on the rail. I think the thing that we – allow us to sleep at night is when we do these SPLs and we're – again, we're a premium price supplier. If there's somebody out there that's coming up against us, we're going to hear about it first from our customers in addition to the work we do competitively. So, we keep – we're ready and – we feel very confident in our position in the marketplace right now, given all the things we've invested and all the things that we can do that no one else can do.

Mark Anthony Massaro Analyst, BTIG LLC	Q

Sounds good. Thanks very much.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Thank you.

Operator: Thank you. [Operator Instructions] Our next question comes from Jacob Johnson with Stephens. You may proceed with your question.

MaxCyte, Inc. (MXCT.GB)
Q2 2021 Earnings Call

Jacob Johnson Analyst, Stephens, Inc.	Q

Hey. Thanks. And I'll add my congratulations on a nice quarter. Maybe just Amanda first, just a quick modeling question, as we think about OpEx on the R&D side, if we take the $3 million and change of R&D expenses and I think back out 400-something out of CARMA expenses this quarter, is that a good baseline to assume R&D expenses grow off of? And then, also, just to clarify on the G&A side, public company cost or something that didn't really flow through this quarter but should flow through the back half of this year?

Amanda L. Murphy Chief Financial Officer, MaxCyte, Inc.	A

Yeah. So, if you – I guess – yeah. If you take – if you back out CARMA from the R&D line, that would give you a good base with the caveat that obviously were – as we've talked about investing. And I think we've given some commentary around R&D from a growth perspective. If you were to just look at the pure R&D so to speak, that would continue to grow faster than revenue. In terms of the public company costs, we had some in the first half that. But yeah, clearly, those are definitely going to fall more in the back half. There's some nonrecurring but the majority is recurring, things like insurance and legal fees that will continue and things like that. So, that is going to be a step-up as it relates to G&A spend in the back half.

But over time, what we – we haven't given long-term guidance. What we've said, as I mentioned, is about think about R&D growing faster than revenue, sales and marketing kind of in line to slightly above revenue and G&A eventually will see some leverage there obviously without – not including [indiscernible] (00:44:21) step-up from public company expense. And then, from a stock option perspective, we did see increases because of the stock price though [indiscernible] (00:44:30) as well. I'm not going to give comments there. But that did have – that was a factor as well in the growth.

Jacob Johnson Analyst, Stephens, Inc.	Q

Got it. That's helpful. And then, Doug, maybe one question for you. As some of your customers are going towards pivotal and probably begin thinking about commercial approval, do you have a sense for what they're manufacturing for those therapies will look like in terms of – are those customers or in general looking to have centrally – centralized manufacturing at a single side? Or do you think your instruments would allow for manufacturing kind of at the point of care in a decentralized fashion?

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Yeah. It's definitely either way. We're fine with it, [ph] scaling to help a process (00:45:11). And just to remind you, we have over – we've announced over 400 systems in the field. So, we know how to build these instruments. So, they operate consistently across locations which is going to be incredibly important. That's one thing we didn't talk about in terms of what competition we have to do. We have to make systems that actually perform the same way in Tokyo as they performed in London, right? So, that's another big part of what we're doing. And it really depends on the application.

I think, in some instances, you're going to need close to patient because you need to turn these cells around rather quickly. Some are going to be more – better manufactured in a kind of the more traditional biologic sense. We're prepared for either with our GTx or our VLX which is large scale. So, we're just going to follow what the customers want and enable them to do what they think is the best manufacturing strategy. And we'll adapt with them and give them all of the – give them the flexibility they need to be successfully launching their product, which I think is a great place to be in and one that we're going to work really hard to ensure that we understand and we can stay a step ahead – or step with our partners.

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Q2 2021 Earnings Call

Jacob Johnson Analyst, Stephens, Inc.	Q

Got it. Thanks for taking the questions.

Douglas A. Doerfler Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.	A

Thank you.

Operator: Thank you. And I'm not showing any further questions at this time. I would now like to turn the call back over to Doug Doerfler for any further remarks.

Douglas A. Doerfler

Founder, President, Chief Executive Officer & Director, MaxCyte, Inc.

Well, thanks again for this call. This was an exciting time for Amanda and Sean and myself and the whole team as our first earnings call as a Nasdaq-listed company. And it's good to do it on such a positive note. And we look forward to updating you in our Q3 progress on our next earnings call. And thank you for the support. And everybody, stay safe, and thank you again for your support of MaxCyte.

Operator: Thank you. This concludes today's conference call. Thank you for participating. You may now disconnect.